                                                                   EXHIBIT 99.1



MAUNA LOA MACADAMIA PARTNERS, L.P.                      P.O. Box 1826
                                                        Honolulu, Hawaii 96805
                                                        Telephone (808) 536-4461



For Immediate Release              Contact:  Kent T. Lucien, President
November 6, 1997                             Tel. (808) 544-6130



                          MAUNA LOA MACADAMIA PARTNERS
                      AND C. BREWER HOMES ANNOUNCE MERGER



     Mauna Loa Macadamia Partners, L.P. and C. Brewer Homes, Inc. announced today that they have reached an agreement, in principle, to merge the two companies. Under the terms of the agreement, shareholders of C. Brewer Homes, Inc. would receive .667 limited partnership units of Mauna Loa Macadamia Partners, L.P. for each share of C. Brewer Homes, Inc. The combined Company will be renamed "Hawaii Land and Farming Company" and will continue to be traded as a New York Stock Exchange master limited partnership. The parties hope to consummate the transaction in the second calendar quarter of 1998.

     The merger plan is subject to execution of a formal merger agreement, approval by the shareholders of both Mauna Loa Macadamia Partners and C. Brewer Homes, and other normal closing conditions. Mauna Loa Macadamia Partners President Kent T. Lucien stated, "I believe this merger is in the best interest of the shareholders of both Mauna Loa Macadamia Partners and C. Brewer Homes. For Mauna Loa Macadamia Partners the merger will provide the opportunity for more rapid growth. Both companies should also benefit from lower administrative costs as a result of combining."

     Mauna Loa Macadamia Partners, L.P. is the world's largest grower of macadamia nuts, owning or leasing 4,027 acres of orchards on the Island of Hawaii, where macadamia yields are the highest in the world. It has earned a profit and made a distribution to unitholders in every year since its formation in 1986.

     C. Brewer Homes, Inc. is a land developer and homebuilder in Hawaii with operations on the islands of Maui, Kauai and Hawaii owning 2,689 acres of land

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with entitlements to construct 3,877 residential units or lots.  C. Brewer
Homes' Class A Stock trades on the NASDAQ (symbol = CBHI).

     Mauna Loa presently has 7,500,000 Class A units listed on the New York Exchange (symbol = NUT). An additional 5,557,231 Class A units will be issued to shareholders of C. Brewer Homes and also be listed on the exchange as a result of the merger. Mauna Loa's Class B units will be terminated.

     Earlier this year Congress passed the Taxpayer Relief Act of 1997 which permits Mauna Loa Macadamia Partners to make an election to permanently extend its partnership tax status. Mauna Loa Macadamia Partners will be subject to a 3.5% tax on gross income beginning in 1998 instead of the corporate tax it would have had to pay if the tax law had not been amended. Lucien went on to say, "We believe that the Taxpayer Relief Act of 1997 benefits both Mauna Loa Macadamia Partners and C. Brewer Homes as it will result in substantially lower income taxes for the Companies after the merger as compared to the alternative of being taxed as a corporation." The Board of Mauna Loa Macadamia Partners elected today to continue its favorable partnership tax status. As a result the Company can eliminate most of its deferred tax liability account and will recognize a gain of $13.8 million in the Company's third quarter.

     The new organization, Hawaii Land and Farming Company, will develop, improve, upgrade and market the significant real estate assets of the company, rather than only building homes, and continue to farm the Company's 4,027 acres of macadamia nut orchards.

     Since Mauna Loa Macadamia Partners will continue to be treated as a Partnership for income tax purposes, the shareholders of Mauna Loa Macadamia Partners will continue to be taxed on their allocable share of the Company's earnings. As such, the Company has stated that its initial policy after the merger shall be to make cash distributions to shareholders in an amount necessary to offset in whole or in part the shareholders allocable income tax obligation. However, the declaration of any distribution and the amount declared will be determined by the Board of Directors taking into account the Company's earnings, financial condition, obligations and prospects.

     Mauna Loa Macadamia Partners also today reported a 1997 third quarter net profit of $14.1 million or $1.86 per Class A Unit. These figures include the recognition of the $13.8 million reduction in the Company's deferred tax liability. Last year's net profit in the third quarter was $527,000 or $.07 per Class A Unit. For the first nine months of 1997, Mauna Loa Macadamia Partners earned a net profit of $14.4 million or $1.90 per Class A Unit (which includes the above mentioned $13.8 million gain). For the first nine months of 1996 the Company

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reported net profit of $353,000 or $.05 per Class A Unit.  Net profit from operations improved for the 1997 nine-month period due mainly to higher nut prices.

     Mauna Loa Macadamia Partners currently estimates that the 1997 full year nut price will be approximately $0.61 per pound compared to $0.58 per pound in 1996.

     This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could cause actual results to differ materially. We refer you to documents that the Company files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of certain factors that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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

                      MAUNA LOA MACADAMIA PARTNERS, L.P.
                          Balance Sheets (Unaudited)
                                (In Thousands)


                                                 September 30,
                                             ---------------------
                                                1997        1996
                                             ---------   ---------
ASSETS
------
Current assets:
 Cash and short term investments             $   2,798           9
 Accounts receivable from related party          3,081       4,255
 Annualized cost adjustment                      1,475       1,089
 Prepaid expenses and other assets                 153          61
                                             ---------   ---------
Total current assets                             7,507       5,414
                                             ---------   ---------

Land, orchards and equipment                    73,214      73,214
 Less accumulated depreciation
  and amortization                             (16,121)    (14,517)
                                             ---------   ---------
Land, orchards and equipment (net)              57,093      58,697
                                             ---------   ---------

Deferred charges (net)                               -           6
                                             ---------   ---------
Total assets                                 $  64,600      64,117
                                             =========   =========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
Current liabilities:
 Line of Credit payable                      $       -         430
 Accounts payable to related parties             2,203       2,684
 Distributions payable                             568         379
 Other current and accrued liabilities             278         287
                                             ---------   ---------
Total current liabilities                        3,049       3,780
                                             ---------   ---------

Deferred income tax expense                      1,232      14,982

Partners' capital:
  General partners                                 603         454
  Class A limited partners                      59,716      44,901
                                             ---------   ---------
Total partners' capital                         60,319      45,355
                                             ---------   ---------
Total liabilities and partners' capital      $  64,600      64,117
                                             =========   =========
================================================================================

See notes to financial statements.

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


                                                MAUNA LOA MACADAMIA PARTNERS, L.P.
                                                   Income Statements (Unaudited)
                                               (In Thousands, Except Per Unit Data)


                                                          Three months                  Nine months
                                                         ended Sept. 30,               ended Sept. 30,
                                                       ----------------------       ----------------------
                                                         1997          1996            1997       1996
                                                       --------      --------        -------    --------
Macadamia nut sales to related party                   $ 3,081         4,255           5,320      6,316

Cost of goods sold:
 Costs expensed under farming
  contracts with related parties                         1,987         2,888           3,264      4,286
 Depreciation and amortization                             477           557             701        843
 Other                                                     111            97             173        167
                                                       -------        ------          ------     ------
                                                         2,575         3,542           4,138      5,296
                                                       -------        ------          ------     ------

Gross profit margin                                        506           713           1,182      1,020

General and administrative expenses:
 Costs expensed under management
  contract with related party                              133           115             372        345
 Other                                                      66            66             322        323
                                                       -------        ------          ------     ------
                                                           199           181             694        668
                                                       -------        ------          ------     ------
Operating income                                           307           532             488        352

Interest income (expense)                                   42            (5)            129          1
                                                       -------        ------          ------     ------
Income before deferred tax credit                          349           527             617        353

Deferred tax credit                                     13,750             -          13,750          -
                                                       -------        ------          ------     ------
Net income                                             $14,099           527          14,367        353
                                                       =======        ======          ======     ======
====================================================================================================================================
Net cash flow (as defined in the
 Partnership Agreement)                                $   826         1,080           1,318      1,194
                                                       =======        ======          ======     ======

Net income per Class A Unit                            $  1.86          0.07            1.90       0.05
                                                       =======        ======          ======     ======

Net cash flow per Class A Unit                         $  0.11          0.14            0.17       0.16
                                                       =======        ======          ======     ======

Cash distributions per Class A Unit                    $ 0.075          0.05           0.225       0.15
                                                       =======        ======          ======     ======

Class A Units outstanding                                7,500         7,500           7,500      7,500
                                                       =======        ======          ======     ======
====================================================================================================================================

NOTES TO FINANCIAL STATEMENTS:
(1) Production costs are annualized for interim reporting purposes, with the difference between costs incurred and costs expensed reported on the balance sheet as an annualized cost adjustment.


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